Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-03957, 333-85542, 333-85546, 333-142985, 333-167123 and 333-198050 of The Williams Companies, Inc. on Form S-8, and Registration Statement Nos. 333-29185 and 333-204077 of The Williams Companies Inc. on Form S-3 of our report dated February 22, 2017, relating to the financial statements of Gulfstream Natural Gas System, L.L.C., appearing in this Annual Report on Form 10-K of The Williams Companies, Inc. for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP
Houston, Texas
February 22, 2017